Exhibit 99.2

LIFETIME BRANDS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

On April 27, 2006 Lifetime Brands, Inc. (“Lifetime” or the “Company”) completed the acquisition of the business and certain assets of Syratech Corporation (“Syratech”), a designer, importer and manufacturer of a diverse portfolio of tabletop, home décor and picture frame products. Founded in 1986, Syratech owns many brands in home fashion, including Wallace Silversmiths®, Towle Silversmiths®, International Silver Company®, Melannco International® and Elements®. In addition, Syratech licenses the Cuisinart® brand for tabletop products and recently secured the license for Kenneth Cole Reaction Home®. Syratech’s products are broadly distributed through better department stores, specialty stores, big box retailers, warehouse clubs, and catalogs. At closing, the Company paid $42.1 million in cash and issued 439,676 shares of the Company’s Common Stock, valued at $12.5 million. The Company funded the cash portion of the purchase price through its credit facility. The purchase price is subject to change based on the finalization of post closing working capital adjustments.

The acquisition of Syratech by Lifetime was initially reported on a Current Report on Form 8-K filed on May 3, 2006, which report is hereby being amended by the filing of this Form 8-K/A to include the financial statements required by Item 9.01 of Form 8-K.

The transaction was accounted for by Lifetime under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”. Under the purchase method of accounting, the total purchase price is allocated among the net tangible and identifiable intangible assets acquired by Lifetime in connection with the transaction, based on their fair values as of the completion of the transaction. The unaudited pro forma condensed combined financial information reflects the preliminary allocation of the purchase price to the assets acquired based on their estimated fair values as if the transaction occurred on December 31, 2005. The preliminary purchase price allocation is subject to change based on the finalization of post closing adjustments to the purchase price and additional fair value adjustments, which may be significant.

The unaudited pro forma condensed combined financial information is presented in accordance with Article 11 of Regulation S-X.  The unaudited pro forma condensed combined balance sheet of Lifetime gives effect to the transaction as if it occurred on December 31, 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 gives effect to the transaction as if it had occurred on January 1, 2005.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The unaudited pro forma condensed combined financial information does not reflect any synergies that may be achieved from the combination of the entities.

On February 16, 2005, Syratech filed a voluntary Chapter 11 petition with the United States Bankruptcy Court for the District of Massachusetts, Eastern Division. Syratech subsequently emerged from bankruptcy on June 3, 2005. Upon emergence from bankruptcy, Syratech adopted the provisions of American Institute of Certified Public Accountants Statement of Position (“SOP”) 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“Fresh Start Accounting”). The adoption of Fresh Start Accounting by Syratech resulted in: i) a significant gain from the adjustment of the carrying value of its assets and liabilities to fair value and, ii) a significant gain from the extinguishment of its debt. In addition, during the bankruptcy period Syratech incurred significant costs as a result of their reorganization activities. Such amounts are included within the historical statement of operations of Syratech as ‘Fresh start adjustments’, ‘Gain on extinguishment of debt’ and ‘reorganization costs’ and amounted to approximately $44.5 million, $72.6 million and $5.8 million, respectively. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 has not been adjusted for these amounts.

In accordance with Article 11 of Regulation S-X, the pro forma financial information excludes Syratech’s discontinued operations.

The pro forma information is presented for illustrative purposes only and is not intended to be indicative of the operating results that actually would have occurred if the transaction had been consummated on January 1, 2005 nor is the data intended to be indicative of future operating results. The unaudited pro forma condensed financial information of Lifetime and Syratech and the accompanying notes thereto should be read in conjunction with the historical financial statements and notes thereto of Lifetime and Syratech. Lifetime’s historical financial statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Syratech’s historical financial statements and related notes thereto are attached as Exhibit 99.1 to this Form 8-K/A.

Lifetime Brands, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2005

(In thousands)	Lifetime	Syratech	Pro Forma Adjustments		Lifetime Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$786	$1,849	$(1,849)	(a)	$786
Accounts receivable, net	49,158	27,352	--		76,510
Inventories	91,953	32,673	(2,861)	(b)	118,293
			(3,472)	(c)
Prepaid expenses and other current assets	6,150	1,532	(523)	(a)	7,133
			(26)	(b)
Deferred income taxes	7,703	--	--		7,703

TOTAL CURRENT ASSETS	155,750	63,406	(8,731)		210,425

PROPERTY AND EQUIPMENT, net	23,989	9,587	(9)	(b)	33,567
GOODWILL	16,200	--	6,466	(d)	22,666
OTHER INTANGIBLES, net	24,064	--	--		24,064
OTHER ASSETS	2,645	121	--		2,766

TOTAL ASSETS	$222,648	$73,114	$(2,274)		$293,488

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$14,500	$34,345	$(34,345)	(a)	$56,641
			42,141	(e)
Accounts payable and trade acceptances	17,397	6,701	--		24,098
Accrued expenses	28,694	7,606	(1,960)	(a)	35,383
			(211)	(b)
			1,254	(f)
Income tax payable	9,316	1,186	(1,186)	(a)	9,316

TOTAL CURRENT LIABILITIES	69,907	49,838	5,693		125,438

DEFERRED RENT, PENSION & OTHER LONG-TERM
LIABILITIES	2,287	3,236	(427)	(g)	5,096
DEFERRED INCOME TAX LIABILITIES	4,967	--	--		4,967
LONG-TERM DEBT	5,000	32,947	(32,947)	(a)	5,000
STOCKHOLDERS' EQUITY (DEFICIT)	140,487	(12,907)	12,907	(h)	152,987
			12,500	(i)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$222,648	$73,114	$(2,274)		$293,488

See notes to unaudited pro forma condensed combined financial information.

Lifetime Brands, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended
December 31, 2005

		Syratech
(In thousands except per share amounts)	Lifetime	Successor Company	Predecessor Company	Pro Forma Adjustments		Lifetime Pro Forma
Net sales	$ 307,897	$ 96,971	$ 39,903	$ (5,967)	(j)	$ 438,804

Cost of sales	177,493	73,320	30,876	(3,648)	(j)	270,902
				(7,139)	(k)
Distribution expenses	32,966	--	--	6,977	(k)	39,943
Selling, general and administrative
expenses	72,266	20,108	15,726	(2,706)	(j)	105,611
				217	(l)
Amortization of intangibles	--	1,214	--	--		1,214
Impairment of intangible assets	--	9,193	--	--		9,193
Reorganization costs	--	--	5,807	--		5,807

Income (loss) from operations	25,172	(6,864)	(12,506)	332		6,134
Interest expense	2,489	6,301	3,613	(7,356)	(m)	5,047
Interest income	--	(8)	(1)	--		(9)
Gain on extinguishment of debt	--	--	(72,617)	--		(72,617)
Fresh-start adjustments	--	--	(44,475)	--		(44,475)
Other income, net	(73)	--	--	--		(73)

Income (loss) before income taxes	22,756	(13,157)	100,974	7,688		118,261
Income tax provision	8,647	450	92	2,921	(n)	12,110

INCOME (LOSS) FROM CONTINUING
OPERATIONS	$ 14,109	$ (13,607)	$ 100,882	$ 4,767		$ 106,151

BASIC INCOME PER COMMON SHARE	$ 1.25			$ --		$ 9.05

DILUTED INCOME PER COMMON SHARE	$ 1.23			$ --		$ 8.89

WEIGHTED AVERAGE SHARES - BASIC	11,283			440	(o)	11,723

WEIGHTED AVERAGE SHARES
AND COMMON SHARE EQUIVALENTS - DILUTED	11,506			440	(o)	11,946

See notes to unaudited pro forma condensed combined financial information.

LIFETIME BRANDS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

On April 27, 2006 Lifetime Brands, Inc. (“Lifetime” or the “Company”) completed the acquisition of the business and certain assets of Syratech Corporation (“Syratech”), a designer, importer and manufacturer of a diverse portfolio of tabletop, home décor and picture frame products. Founded in 1986, Syratech owns many brands in home fashion, including Wallace Silversmiths®, Towle Silversmiths®, International Silver Company®, Melannco International® and Elements®. In addition, Syratech licenses the Cuisinart® brand for tabletop products and recently secured the license for Kenneth Cole Reaction Home®. Syratech’s products are broadly distributed through better department stores, specialty stores, big box retailers, warehouse clubs, and catalogs. At closing, the Company paid $42.1 million in cash and issued 439,676 shares of the Company’s Common Stock, valued at $12.5 million. The Company funded the cash portion of the purchase price through its credit facility. The purchase price is subject to change based on the finalization of post closing working capital adjustments.

The accompanying unaudited pro forma condensed combined financial information presents the pro forma results of operations and financial position of Lifetime and Syratech on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of the business and certain assets and liabilities of Syratech.

The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred on December 31, 2005. The unaudited pro forma condensed combined statements of operations have been prepared assuming the acquisition occurred on January 1, 2005.

The transaction was accounted for by Lifetime under the purchase method of accounting in accordance with SFAS No. 141. The unaudited pro forma condensed combined financial information reflects the preliminary allocation of the purchase price to the assets acquired based on their estimated fair values as if the transaction occurred on December 31, 2005. The preliminary purchase price allocation is subject to change based on the finalization of post closing adjustments to the purchase price and additional fair value adjustments, which may be significant.

On February 16, 2005, Syratech filed a voluntary Chapter 11 petition with the United States Bankruptcy Court for the District of Massachusetts, Eastern Division. Syratech subsequently emerged from bankruptcy on June 3, 2005. Upon emergence from bankruptcy, Syratech adopted the provisions of American Institute of Certified Public Accountants Statement of Position (“SOP”) 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“Fresh Start Accounting”). The adoption of Fresh Start Accounting by Syratech resulted in: i) a significant gain from the adjustment of the carrying value of its assets and liabilities to fair value and, ii) a significant gain from the extinguishment of its debt. In addition, during the bankruptcy period Syratech incurred significant costs as a result of their reorganization activities. Such amounts are included within the historical statement of operations of Syratech as ‘Fresh start adjustments’, ‘Gain on extinguishment of debt’ and ‘reorganization costs’ and amounted to approximately $44.5 million, $72.6 million and $5.8 million, respectively. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 has not been adjusted for these amounts.

In accordance with Article 11 of Regulation S-X, the pro forma financial information excludes Syratech’s discontinued operations.

2.	Pro Forma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

(a)	To record the elimination of assets and liabilities of Syratech not acquired by Lifetime:

Cash	$ 1,849
Prepaid expenses	523
Loan payable	34,345
Accrued expenses	1,960
Income taxes payable	1,186
Long-term debt	32,947

(b)	To record the elimination of the assets and liabilities of the Vera Wang operations not acquired by Lifetime:

Inventory	$ 2,861
Prepaid expenses	26
Property and equipment	9
Accrued expenses	211

(c)	To adjust inventory to eliminate distribution costs capitalized in inventory to conform to Lifetime’s accounting policy where such costs are recognized as period costs.

(d)	To record goodwill based on the following preliminary allocation of the purchase price at December 31, 2005 as if the transaction occurred on December 31, 2005:

Purchase price:
Cash paid at closing	$ 42,141
Stock issued at closing	12,500
Estimated professional and other
transaction fees	1,254

Total purchase price	$ 55,895

Allocation of purchase price:
Accounts receivable	$ 27,352
Merchandise inventories	26,340
Prepaid expenses and other current assets	983
Property and equipment	9,578
Other assets	121
Goodwill *	6,466
Accounts payable	(6,701)
Accrued expenses	(5,435)
Pension and other long-term liabilities	(2,809)

Purchase price allocated	$ 55,895

*	The Company has not yet completed the process of determining the fair value of the net assets acquired, including intangible assets other than goodwill. Accordingly, on a preliminary basis the Company has recorded the excess of the purchase price over the net assets acquired as goodwill. The amount of goodwill was determined based on the net asset values of Syratech as of December 31, 2005 as though the transaction occurred on December 31, 2005. This amount may differ significantly from the Company’s determination of goodwill based on the net asset values as of April 27, 2006.

(e)	To record debt used to finance the cash paid at closing.

(f)	To record an accrual for estimated professional and other transaction fees associated with the acquisition of Syratech.

(g)	To record the elimination of the liabilities of Syratech’s Rauch discontinued operations.

(h)	To record the elimination of Syratech’s historical deficit.

(i)	To record the shares issued as part of the purchase based on a price of $28.43 per share. Such amount was calculated in accordance with the asset purchase agreement using a formula based on a weighted average of the closing prices of the Company’s Common Stock during the days preceding the consummation of the transaction.

(j)	To eliminate the operations of Vera Wang not acquired by Lifetime.

Net sales	$ 5,967
Cost of sales	3,648
Selling, general and administrative expenses	2,706

(k)	To adjust costs of sales and distribution expenses to conform to Lifetime’s accounting policy and record certain distribution expenses as distribution expenses, as opposed to cost of sales.

(l)	To record additional compensation expense pursuant to Lifetime’s employment agreement with a Syratech executive.

Compensation expense pursuant to the executive’s
employment agreement with Lifetime:
Salary	$ 420
Stock based compensation	179

Total compensation pursuant to the employment
agreement with Lifetime	599
Total compensation pursuant to the previous
employment agreement with Syratech	382

Additional compensation expense	$ 217

(m)	To record adjustments to interest expense:

To record interest expense on the total estimated
increased borrowings at an interest rate of 6.07%	$ 2,558
To eliminate interest expense recorded by Syratech related
to Syratech's Long-term debt that was not assumed by
Lifetime, see Note (a)	(9,914)

Total adjustment to interest expense	$ (7,356)

(n)	To record the tax expense of the pro forma adjustments at Lifetime’s marginal rate of 38.0%

(o)	To adjust the basic and diluted weighted average shares outstanding to include 439,676 shares that were issued in connection with the acquisition.